EXHIBIT 10.9.6

December 23, 2008

BY HAND DELIVERY

Veronica Lubatkin

Executive Vice President and

Chief Financial Officer

Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, NJ 07677

United States of America

Dear Ms. Lubatkin:

Pending your signature below, this Letter Agreement and Release shall serve as:  (1) an agreement between Par Pharmaceutical, Inc.  (“Par”) and you regarding your past, current, and future employment with Par; (2) a release of any claims against Par through the date of your execution of this Letter Agreement and Release; and (3) an agreement between Par and you regarding your entitlement to severance benefits.

The terms of this Letter Agreement and Release are as follows:

1.

Terms:

a.

Last Date of Employment and Termination of Employment Term:  You and Par agree and acknowledge that the Employment Term (as that term is defined in the March 3, 2008 Employment Agreement (hereinafter “Employment Agreement”) entered into between Par) and you shall terminate upon the expiration of the seven day period specified in Section 1(h), that is on December 31, 2008.  Notwithstanding the termination of the Employment Term, (i) all terms of the Employment Agreement other than those modified herein shall remain in full force and effect and (ii) you agree to continue your employment by Par as its Chief Financial Officer until March 6, 2009 (“Separation Date”), during which time you will be compensated at your current base salary.  In consideration for the execution of a release of claims up to and including the Separation Date, Par will pay to you the amount of two (2) months your base salary on the effective date of the release executed on or promptly after the Separation Date.  All the foregoing payment(s) shall be subject to all federal and state withholding and employment taxes.

b.

Payment of Severance:  Par shall treat the termination of the Employment Term as a termination without cause pursuant to Section 3.2.5 of the Employment Agreement.  Subject to Section 5.13 of the Employment Agreement, cash severance payments shall begin on the first payroll date following the Separation Date.  Nothing in Section 1(c), or any further press release, will preclude Par from treating your separation of employment as a termination without cause pursuant to Section 3.2.5 of the Employment Agreement.

c.

Press Release:  You consent to the form and content of the press release attached as Exhibit A, which Par may publish and distribute in its exclusive discretion.

d.

Nondisparagement:  You shall refrain from any publication or any type of communication of a defamatory or disparaging statement pertaining to Par, its past, present and future officers, directors, agents, employees, and representatives.  Par shall refrain from any publication or any type of communication of a defamatory or disparaging statement pertaining to you.  Nothing in this Letter Agreement and Release shall be construed as prohibiting Par from making the press releases contemplated in Section 1(b)-(c) above and any disclosures as required by law, including without limitation the release and disclosure by Par of such information in connection with any legal proceeding, and any filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934.

e.

Sufficiency of Consideration.  No Admission of Liability:  You acknowledge that the consideration paid to you under this Letter Agreement and Release is good and sufficient consideration for this Letter Agreement and Release.  You acknowledge that neither this Letter Agreement and Release, nor any of the payments or benefits hereunder, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by Par.

f.

Release of Claims by Employee:

i.

Solely in connection with your employment relationship with Par, and in consideration of the promises and covenants made by Par in this Letter Agreement and Release, you hereby knowingly and voluntarily compromise, settle and release Par from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery, for anything that has occurred up to and including the date of your execution of this Letter Agreement and Release.  The released claims include those you may have or had against Par and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns.

ii.

By way of specification, but not of limitation, you specifically release and waive all claims for wrongful termination any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers' Benefits Protection Act (ADEA), the Americans with Disabilities Act of 1990 (ADA), the New Jersey Law Against Discrimination (LAD), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act (ERISA), the Immigration Reform and Control Act (IRCA), the Fair Labor Standards Act (FLSA), the Conscientious Employee Protection Act (CEPA), the Family Medical Leave Act (FMLA), the New Jersey Family Leave Act (NJFLA), the New Jersey Wage and Hour Law, and any other claims under New Jersey or federal law.

g.

Covenant Not to Sue:

i.

You represent that you have not filed any lawsuits or arbitrations against Par, or filed or caused to be filed any charges or complaints against Par with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

ii.

You shall, consistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not sue or file a charge, complaint, grievance or demand for arbitration against Par in any claim, arbitration, suit, action, investigation or other proceeding of any kind that which relates to any matter that involved Par, and that occurred up, to and including the date of your execution of this Letter Agreement and Release.

iii.

Nothing in this Letter Agreement and Release shall prevent you from (i) commencing an action or proceeding to enforce this Letter Agreement and Release, or (ii) exercising your rights under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Letter Agreement and Release.

h.

Consideration and Revocation Periods:  Effective Date.  You understand and acknowledge that the ADEA requires Par to provide you with at least twenty one (21) calendar days to consider this Letter Agreement and Release (“Consideration Period”) prior to its execution.  You also understand that you are entitled to revoke this Letter Agreement and Release at any time during the seven (7) days following your execution of this Letter Agreement and Release (“Revocation Period”) by notifying Par in writing of your revocation.  This Letter Agreement and Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of your revocation has been delivered to Par (the “Effective Date”).

2.

Representation by Attorney.  You acknowledge that you have been given the opportunity to be represented by independent counsel in reviewing this Letter Agreement and Release and that you understand the provisions of this Letter Agreement and Release and knowingly and voluntarily agree to be bound by them.

3.

No Reliance Upon Representations.  You represent and acknowledge that in executing this Letter Agreement and Release, you do not rely and have not relied upon any representation or statement made by Par or by any of Par's past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Letter Agreement and Release other than as set forth in this Letter Agreement and Release.

4.

Confidentiality.  You shall keep both the existence and the terms of this Letter Agreement and Release completely confidential, except that you may discuss this Letter Agreement and Release with your attorney, accountant, or other professional person who may assist you in evaluating, reviewing, or negotiating this Letter Agreement and Release, as otherwise required under applicable law.  Your disclosure of the terms of this Letter Agreement and Release contrary to the terms set forth herein will constitute a breach of this Letter Agreement and Release.

5.

Entire Agreement.  This Letter Agreement and Release constitutes the entire agreement between the parties relating to your continued employment with Par through March 6, 2009 and release of employment-related claims against Par up to and including the effective date of this Letter Agreement and Release as set fort in Section 1(h) above, and it shall not be modified except in writing signed by both parties.  This Letter Agreement and Release replaces the Letter Agreement and Release executed by the parties on December 12, 2008.

6.

Severability.  If a court finds any provision of this Letter Agreement and Release invalid or unenforceable, the remainder of this Letter Agreement and Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto.  The parties further agree to replace any such void or unenforceable provision of this Letter Agreement and Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

7.

Execution in Counterparts.  This Letter Agreement and Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Letter Agreement and Release (and all signatures need not appear on any one counterpart), and this Letter Agreement and Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

8.

Governing Law and Jurisdiction.  This Letter Agreement and Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

9.

Survival of Terms.  You understand and agree that the terms set out in this Letter Agreement and Release, including the confidentiality and non-disparagement provisions, shall survive the execution of this Letter Agreement and Release and the receipt of benefits thereunder.

10.

Construction.  The terms and language of this Letter Agreement and Release are the result of arm's length negotiations between both parties hereto and their attorneys.  Consequently, there shall be no presumption that any ambiguity in this Letter Agreement and Release be resolved in favor of one party and against another.  Any controversy concerning the construction of this Letter Agreement and Release shall be decided neutrally without regard to authorship.

11.

Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Letter Agreement and Release.

12.

Binding Effect, Successors and Assigns.  You may not delegate any of your duties or assign your rights hereunder.  This Letter Agreement and Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

13.

Waiver.  The failure of either Par or you to at any time enforce any of the provisions of this Letter Agreement and Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Letter Agreement and Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Letter Agreement and Release.  No waiver of any breach of any of the provisions of this Letter Agreement and Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

14.

Authority:  Par and you represent to the other that, as the case may be:  (a) it or you has full power, authority and capacity to execute and deliver this Letter Agreement and Release, and to perform its or your obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which it or you is a party or it or you is otherwise bound; and (c) this Letter Agreement and Release is its and your valid and binding obligation in accordance with its terms.

If you agree to bound by the Letter Agreement and Release, please sign below on both originals and return one executed copy to me.

Very truly yours,

PAR PHARMACEUTICALS, INC.

By:

/s/ Thomas Haughey

Thomas Haughey

EVP, General Counsel

I REPRESENT THAT:  (1) I HAVE FULLY READ THIS LETTER AGREEMENT AND RELEASE; (2) I HAVE TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS LETTER AGREEMENT AND RELEASE; AND (3) I FULLY UNDERSTANDS THIS LETTER AGREEMENT AND RELEASE.  I AGREE TO BE BOUND BY THIS LETTER AGREEMENT AND RELEASE.

EMPLOYEE

/s/ Veronica Lubatkin

VERONICA LUBATKIN

EXHIBIT A

Contact:

Allison Wey

Senior Director, Investor Relations

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL ANNOUNCES THE RESIGNATION OF ITS

CHIEF FINANCIAL OFFICER

Woodcliff Lake, NJ, December 12, 2008 - Par Pharmaceutical Companies, Inc.  (NYSE:PRX) today announced the resignation of Veronica A. Lubatkin, executive vice president and chief financial officer, effective March 6, 2009, to pursue other professional opportunities.

Lawrence A. Kenyon, 43, will join Par on December 15`b as executive vice president of finance and will assume the role of chief financial officer on March 9, 2009.  Mr.  Kenyon joins from Alfacell Corporation where served as president, chief financial officer and corporate secretary since joining the company in 2006.  Mr.  Kenyon will remain on the board of directors of Alfacell and, in this capacity, will also serve as acting president, chief financial officer and corporate secretary until January 31, 2009.  Prior to joining Alfacell, he served as executive vice president, chief financial officer and corporate secretary of NeoPharm Inc.  since 2000.  From 1988 until 2000, Mr.  Kenyon held a variety of senior executive positions with Mathers & Company, Inc.  and its affiliated companies most recently as a chief financial officer.  Mr.  Kenyon, a certified public accountant, began his career with Arthur Andersen & Co.  after receiving a bachelor's degree in accounting from the University of Wisconsin -- Whitewater.

About Par

Par Pharmaceutical Companies, Inc.  develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item IA of the Company's Annual Report on Form 10-K for the year ended December 31, 2007, in Item IA of the Company's subsequent Quarterly Reports on Form 10¬Q, in other of the Company's filings with the SEC from time to time, including Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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